Exhibit 99.2

communications simplified.

ReposiTrak, Inc.

Fiscal Fourth Quarter 2024 Earnings Call

September 30, 2024

C O R P O R A T E P A R T I C I P A N T S

Rob Fink, Investor Relations, FNK IR

John Merrill, Chief Financial Officer

Randall Fields, Chairman & Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Thomas Forte, Maxim Group

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal Fourth Quarter 2024 Earnings Call.

At this time, all participants are in a listen-only mode. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. A brief question-and-answer session will follow the formal presentation.

As a reminder, this call is being recorded.

I would now like to turn the call over to Rob Fink with FNK IR. Mr. Fink, you may begin.

Rob Fink

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for the ReposiTrak Fiscal Fourth Quarter Earnings call. Hosting the call today are Randy Fields, ReposiTrak's Chairman and CEO; and John Merrill, ReposiTrak's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon current beliefs and expectations.

ReposiTrak’s remarks are subject to risks and uncertainties, which actual results may differ materially. Such risks are fully discussed in the Company's filings with the SEC. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Shortly after the market closed today, the Company issued a press release overviewing the financial results that will be discussed on today's call. Investors can visit the Investor Relations section of the Company's website at repositrak.com to access this press release.

With all that said, I'd now like to turn the call over to John. John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

This was again a milestone year for ReposiTrak. As anticipated, we increased recurring revenue, delivered solid margins, grew net income and our EPS even faster. We added more cash to our balance sheet, now the highest in the Company's history. At the same time, we returned over $5.6 million in capital to shareholders through a growing common stock cash dividend, buyback and retirement of common shares and the redemption of preferred shares.

At the same time, we invested heavily in sales, marketing, cybersecurity and bolstered our development platform and expanded our implementation resources to further accelerate our traceability solution. We have entered fiscal 2025 with significant tailwinds and an enviable competitive position.

I believe we are, and will continue to be, the leader in traceability; doing it, not just talking about it. I believe traceability over the next three years will double our annual recurring revenue run rate at margins of 80% plus as we have historically delivered, yielding higher earnings per share and more operating cash flow, making us even more profitable than ever before.

We eliminated $1.4 million of high touch low opportunity revenue, which served as a drag on our actual comparative growth for the last 18 months. The decision may not have appeared logical or popular but necessary, and we are moving to a period of better year-over-year comparisons just as the traceability revenue continues to accelerate.

In fiscal 2024, revenue derived from our traceability solution represented 6% of total revenue or $1.2 million. I believe the decision to free up resources was proper, culling the herd will permit us to capitalize on and continue to accelerate, not just on the traceability opportunity, but our entire suite of solutions, generating higher levels of ARR, profitability and EPS as we scale.

I believe the numbers speak for themselves, so let's get right to it. Fourth quarter fiscal 2024 results are as follows: total revenue was up 8% for the June quarter, $5.2 million versus $4.8 million. Recurring revenue was essentially 100% of total revenue. Operating expenses increased 6%, $3.9 million versus $3.6 million.

GAAP net income increased 15%, $1.6 million versus $1.4 million. GAAP net income to common shareholders increased 18% from $1.2 million to $1.5 million in fiscal 2024. Earnings per share was $0.08 per share compared to $0.07 per share last year and we redeemed 81,000 shares of preferred stock at the $10.70 redemption price for just under $870,000.

Turning to the full fiscal year 2024 numbers. During fiscal 2024, total revenue was up 7% and recurring revenue was 99% of total revenue. Operating expenses increased 10%, reflecting investments in the ReposiTrak Traceability Network or RTN, cybersecurity and investment in sales and marketing with more participation in trade shows and focus on other awareness campaigns.

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GAAP net income increased 7%, $5.9 million versus $5.6 million. GAAP net income to common shareholders increased 8%, $5.4 million versus $5 million. Earnings per share was $0.30 basic and $0.29 diluted. This is compared to $0.27 per share last year, both basic and diluted. During the fiscal year, we repurchased 177,000 common shares for a total of $1.5 million. We redeemed 220,000 preferred shares for the stated redemption price of $10.70 for a total of roughly $2.4 million.

We continue to reiterate our goal to redeem all the preferred shares in the remaining two years. Again, we hold no treasury stock. Stock is repurchased or redeemed and subsequently canceled. It doesn't matter if it's common or preferred. We fully paid off our line of credit and have no bank debt. We increased the quarterly common stock dividend and paid $1.7 million in cash dividends to common shareholders in fiscal 2024, and we have over $25 million cash in the bank.

Again, our financial performance of fiscal 2024 reflects a 6% revenue contribution from traceability, net of ongoing investments to bolster our position and net of sunsetting non-core revenue streams. We expect the contribution from traceability will increase sequentially quarter-by-quarter in fiscal 2025 and continue to accelerate as we move closer to the FDA deadline. It remains difficult to forecast the trajectory of enrollment as the FDA mandate requires a complex multistep process for enrolling suppliers.

There's a discovery period to establish FDA requirements of the supplier. We then have to explain the requirements that help suppliers identify what and where the acquired data lives. Data is collected in files and various e-mails written manually or live in one of the supplier's several systems and need to be extracted routinely and accurately. It is not a one size fits all. It's complex. However, that's where we excel. Randy will add more color in his commentary.

We continue to educate and automate everywhere we can to facilitate the enrollment process, making it faster and more efficient, that is the part of the increased expenses you were seeing. It's a learning process. I believe once suppliers and their parent hubs or retailers are enrolled and implemented the financial requirements to maintain the network are more in line with our compliance and supply chain offering.

I know we spent a lot of time talking about growth and traceability. Be clear, we are simultaneously laser focused on growth of the entire suite of solutions we provide. Compliance management, supply chain, discovery continued to deliver solid growth figures despite the elimination of high touch, low opportunity revenue. The same customers with the traceability problem also have a compliance and supply chain problem. The cross-sell opportunity is not lost on us.

In summary, our strategy remains very simple. Take care of the customer, grow recurring revenue, balancing cost with opportunity, traceability, supply chain and compliance offerings, manage costs with long-term opportunity, increase net income and EPS, continue the buy back of common and preferred stock, increase the common dividend and drive more cash.

Turning now to cash flow and cash balances. Total cash at June 30, 2024 was $25.2 million compared to $24 million at the end of fiscal year 2023. This was a record cash year for us even after paying off all bank debt and returning over $5.6 million in capital to shareholders on common stock buybacks, preferred stock redemption and cash dividends. For the fiscal year, we generated cash from operations of nearly $7 million. The Company has $8 million remaining on the $21 million total common stock buyback authorization.

As I said earlier, we have repurchased 220,000 preferred shares at a stated redemption price of $10.70 per share. The remaining amount of the preferred stock redemption is about $6.2 million, and we anticipate redeeming all of the preferred stock issued and outstanding over the next two years.

As we have said before, we will take at least half the annual cash generated from operations and return it to shareholders in the form of a dividend, buying back additional shares of common and preferred stock or increasing the dividend, whichever lever makes the most sense at that time. The other half goes in the bank and will be strategically used to fund initiatives, M&A, new products or otherwise.

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The Board continues to evaluate our capital allocation strategy and may adjust the different capital levers, whichever lever is more favorable to shareholders at that time. As you may have seen in our earnings release today, the Board approved yet again another 10% increase in the quarterly common stock cash dividend starting with shareholders of record on December 31, 2024.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

Fiscal 2024 was another year of really important evolution for ReposiTrak. Here's just a partial list of what we got done.

We rebranded our business to align our corporate identity with our industry leading platform. We uplisted to the New York Stock Exchange. We increased our quarterly cash dividend, repurchased common shares and redeemed preferred shares. We returned more than $5.6 million to shareholders during the 2024 fiscal year through common stock purchases, redemption of preferred, and paying out cash dividends. At the same time, we further strengthened our already fortress balance sheet. We increased recurring revenues, grew net income and EPS even faster. We established the ReposiTrak traceability Network or RTN, as we call it, is the obvious choice to address the opportunity related to the FDA's Food Safety Modernization Act, Rule 204.

At the same time, we sun-setted certain high touch, low opportunity revenue lines to free up resources to better address our traceability solution long term, while still delivering 7% revenue growth. We secured industry endorsement, signed major retailers and wholesalers, added thousands of suppliers to our queue and established ReposiTrak as the thought leader in the space. It's an amazing beginning to the traceability journey that we're on. I'm extremely proud of the team for what we've accomplished.

Traceability continues to exceed our expectations in almost every way. The size of the market is larger than we initially expected. The pace of adoption is exceeding our expectations. And beyond traceability for grocery, there's many, many ancillary opportunities in food service, convenience stores, other verticals and some amazing add-on products that will be rolling out in 2025; more about that later, obviously.

Where are we? We currently have 4,000 companies and roughly 5,000 facilities that are being actively enrolled by our retail and wholesale customers, representing about $10 million of annual recurring revenue run rate for us in the next 12 months to 18 months. The current FDA deadline is January 2026. Importantly, traceability is actually becoming less and less a regulatory push and more and more a market competitive pull.

The recent spate of food safety issues that you've heard about is reinforcing and frankly, accelerating the demand for what we do. In fact, some large retailers and wholesalers are requiring all food suppliers, not just those on the FDA list, to do traceability. This obviously increases the total size of the market. But be clear, it's multiples of what we currently see.

As we've said, we'd welcome a delay in the January 2026 deadline would provide the industry additional time to meet the requirements. But to date, the FDA has not adjusted the timeline. Nevertheless, many retailers appear more eager to establish traceability even faster than the FDA mandates it. For us, that means more and it means faster. We adjusted quickly with compliance, and we'll do it again for traceability. We're fully prepared.

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January 2026 is the current FDA drop dead date. Knowing this, retailers have dictated their own deadlines to get ahead of the line of procrastinators. Keep in mind that a retailer that doesn't require or meet the traceability requirements from its Rule 204 suppliers, owns the regulatory, legal and financial risk associated with the product. Retailers are taking the FDA really seriously for the obvious reason.

Given all the new stories about food illnesses, we're seeing lawyers that are actually advising customers to demand suppliers that are covered by Rule 204, either comply or stop accepting product from them. Obviously, there's an unrelenting pressure to get suppliers doing their part or the retailer is going to fire them.

As John pointed out, traceability contribute about 6% of our total revenue, about $1.2 million in fiscal 2024. This only reflects the portion of the suppliers that enrolled over the last 12 months to 14 months pro rata who've been enrolled provided the necessary data and are fully implemented and now being built.

As John stated, we're now accelerating rapidly and sequentially quarter-to-quarter, driven by the enrollment lines created by our hubs. For those of you who ask when the revenue ramp will begin, the answer is now. Our job is to manage it, smooth it and make sure that our customers are thrilled with how we handle them.

Let me explain the traceability enrollment process a little bit. As John alluded to, onboarding traceability suppliers is a complex multistep process. First, there's a discovery phase. We have to identify a hub supplier that’s broken into two categories: one, those directly or indirectly impacted by the law; and two, those suppliers that may not be governed by the FDA's mandate.

Next, over a period of time, the actual traceability enrollment rolls out. We work with the hub and reach out to each and every selected supplier, explain the requirements and help them identify what, where, etc., the required data that they have to provide lives. Many of the suppliers don't have the required information or at least not all of it.

There's no simple standardization of data collection. Some data is collected in files and e-mails, written out, etc. The files may be in more than one of the supplier systems and need to be extracted on a routine and accurate basis. It is complex, particularly, if you consider the fact that 70% of the suppliers don't even have an IT department or technology staff to assist. We navigate that.

We assist the supplier to understand what data is required, we collect it and set it up in our platform. We continue to advance our platform, which has resulted in increasing the speed at which we can be onboarding suppliers. Once connected, we can begin billing. The initial timeline was a year to 18 months, if you remember, from identifying the vendors to monthly revenue.

As of today, we've now cut that in half. The pressure of market forces, automation, the sheer number of hubs, the FDA adoption period is likely to reduce that time even more. The 4,000 suppliers that are required to enroll by their contracted hubs represents $10 million in annualized recurring revenue for us. Again, we can't project the trajectory of the full implementation. However, we believe quarter-by-quarter, you will see significant increases in our ARR.

The scale of the current market penetration by the way is very attractive to additional retailers, wholesalers and others, hubs, as we call them. Why? Well, because we have many—in some cases, most of their suppliers' already in ReposiTrak traceability network, that makes the job of getting them up and running in traceability even easier.

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Our pipeline of additional retailers and wholesalers is very, very deep and will only add to the thousands of current suppliers being enrolled and onboarded. I'm not a tout, but we have an enviable competitive position, that's why we say everyone else is talking about traceability and we're doing it. Keep in mind that suppliers and others are likely to have multiple traceability type systems so it's not really a zero-sum game.

While traceability is our primary focus at the moment, our compliance and supply chain businesses are also growing, they augment traceability. While we are well positioned to provide traceability solutions, our customers still do have both compliance and supply chain problems that our suite of services can assist with.

Let me summarize. We will continue to take great care of our customers. The current enrollment will have the inevitable effect of increasing our current recurring revenue growth rate. We prefer a moderate growth rate, prioritizing execution and maximizing profitability over speed that could jeopardize our ability to deliver for our customers. We won't allow that.

We will continue to automate at every opportunity. We can still be better and faster so long as we maintain flawless execution. We'll continue to deploy our capital allocation strategy, continue to buy back stock, common and preferred, paying the dividend, increasing our cash balances to give our customers even more confidence.

Finally, as you may have seen in today's earnings press release, just as we did with the 10% increase in the common dividend in November of 2023, I'm proud to announce that the Board has again voted to increase the common stock dividend another 10%, starting with shareholders of record December 31, 2024.

Hopefully, from all of this, you can hear how optimistic and confident both John and I are. This is going to be an exciting next few years.

With that, I'd like to now open the call for questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Thank you. Our first question is from Thomas Forte with Maxim Group. Please proceed with your question.

Thomas Forte

Great. Thanks. First off, Randy and John, congrats on a fantastic quarter and year. Apologies in advance if anyone else is in the queue. I have six questions. I'll go one at a time. The first one is, have you finished adjusting your customer portfolio to remove high touch low margin ones or is that a permanent effort?

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Randy Fields

Well, the answer to that is from where we are today, yes. However, if, in fact, there is more requirement on our part because of an influx of traceability, we have another layer of the onion that we can deal with. But at this point, we think where we want to be, but that's not to say that it's 100% certain that's where we'll stay.

Thomas Forte

Okay. Then you teased this, so I don't want to discuss the tease part; we’ll save that for future quarters. But can you give your current thoughts on adjacent regulated markets, restaurants, health care? Not to say the teased part on the call, but your efforts in restaurants and then your willingness to expand into health care?

Randy Fields

Well, what we do is obvious. We take a look at both the market size opportunity and the profitability that we can get from it. To a certain extent, follow-on products to the same customers are more profitable for us. There are some new follow-on products that I tease that will be available after the first of the year that are, from where we stand today, extraordinarily exciting.

The question is, we'll continue to push into other verticals. We are doing that. At the same time, we are bringing forward these products that will sit on top of our traceability, and we think make us extremely attractive to prospective customers. The not vague answer to your question is we're going to try and do both.

Thomas Forte

Okay. All right. Then next question is, can you give updates on your international efforts and the opportunity?

Randy Fields

Well, I think, unfortunately, we are so focused on the execution part of what we're doing today with thousands of suppliers that have to be onboarded. It's too much for us to imagine doing business outside the U.S. It is, however, extremely likely that whatever the U.S. platform that becomes most dominant over the next few years is, is likely to have the greatest opportunity outside the U.S., and we are sure that, that's us. Our approach, however, is much more likely to be in the form of ventures outside the U.S. rather than our execution with our own personnel.

Thomas Forte

Okay. Then I wanted to ask, on the capital allocation, the dividend increase for the regular quarterly dividend is fantastic. All the other things were fantastic. Would you ever consider a onetime dividend?

Randy Fields

John?

John Merrill

I don't think it's off the table, but I think, just as an investor, I would want to look at what line of sight quarter-to-quarter. I would much rather have the Board approve a dividend quarterly so to where people can count on that as opposed to some dividend in the future. Is it possible? Of course, it's possible, but I'd rather increase the quarterly dividend that gives line of sight to investors.

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Thomas Forte

Okay. Then stated differently, John and Randy, if you had—if the pace of adoption far exceeded expectations and given your high level of contribution margin on an incremental dollar, if you just had a massive cash influx, what would you do with it, hypothetically?

John Merrill

Exactly what we're saying that we're doing. We would take at least half the cash from operations and return that in the form of redeeming the preferred, buying back the shares and increasing the dividend; that could also mean a special dividend. But to your point, you would have to look at that number of cash from operations and assume that we would at least take half of that. To your point, if we had a big influx, rapid sign-up and influx of cash, we would consider that as well. It's exactly what we're saying. It doesn't change anything.

Thomas Forte

I won't ask you a third question. All right. Randy, what are you doing today with artificial intelligence and how might your artificial intelligence related efforts improve your future top and bottom line?

Randy Fields

Well, most of the work that we do in AI is candidly directed toward our own people, how to allow them to make better decisions, do less what we call administrivia, moving paper and stuff around, and better able to focus on their customers. We have a couple of other ideas that we're pursuing aggressively that are AI based; as you know, we've been doing the AI stuff for many years. We think we have another couple of opportunities that could expand the spans of control of our people.

Again, we, I'd say, perhaps another double. In other words, we think we can double the size of the Company, but not have very additional people executing the workload that comes from a company double. It's moving along, and we think our customers benefit from having higher level people always interacting with them.

Thomas Forte

Okay. Then I apologize, John, if you gave this number on the call, but you're usually pretty specific on how much it costs to run the business. Can you give an updated number there?

John Merrill

It's the same thing. I've said it takes $12 million to run this place. I would say that's smooth, meaning that if we're investing in cybersecurity or front loading sales and marketing, getting out the trade shows, obviously that may go up or down. But I think as I put in my comments, that as we get stabilize and get to where we're onboarding fast or get better at it, I think, over the course of time, you'll look back at it and it will be that same type of percentage, the $12 million on the $20 million. I can't see it going above $18 million on $30 million or $35 million,. That's not a forecast. I just don't see what incremental expenses that we would have that are beyond where we're at, unless we're investing short term in sales, marketing, cybersecurity efforts.

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Does that answer your question?

Thomas Forte

Yes. All right. Then I had my original question, then I have one new one. Can you give your current thoughts on M&A? You have a very strong balance sheet, you're executing at a very high level. I'm imagining you're getting presented opportunities often. What are your thoughts?

Randy Fields

Well, I think John and I have the same thought. We are as laser focused as we can be on the execution part of where we are. It is an enormous workload. If we take our eye off the ball to do an acquisition or god knows what else, we run the risk that will screw up our execution. If there's anything in the history of the Company where we've been flawless, it is in our execution. We are really operationally inclined. The team is magnificent and they're caring about customers, and that's why we do it.

The risk is, if we go to do an acquisition, we take our eye off the ball. Now that's not to say a year from now that it might not be different, but for now, staying focused on bringing in these 4,000. Remember, the 4,000 are where we are today, in the next month, the odds are pretty good. There'll be another hub in the next month, another hub. And each time a new hub comes in anywhere from a few hundred to 1,000 more suppliers enter that queue.

The 4,000 is just what we've got in our hot little hand. I would imagine that a year from now that number will be very significantly larger. It isn't worth the risk of screwing up that opportunity to do a deal.

Thomas Forte

All right. Then I want to ask you this directly. I was hoping that we could get an indirect answer for my questions, but I think this is really important. When I hear the prepared remarks and your answers to my questions, I'm hearing that you have a lot of confidence in hand, meaning that there are sometimes when you're hyper focused on an initiative, what it feels like, it's all hands on deck about initial initiatives. But this time, it really feels like to me that you're really confident. The comment you made was the ability to do compliance and supply chain to augment traceability. I'd like to understand what gives you that confidence.

Randy Fields

Well, the reality is, as we described it, we have customers with whom we are contracted that have now established requirements for their suppliers that number around 4,000 customers of ours that will be brought into the network. In other words, in our hot little hands as I like to say, we have around 4,000 suppliers, call it, 5,000 facilities that will be brought into the network over some reasonably close in period of time 12 months to 18 months. We can't screw that up.

A year ago, what we were hoping for was that all of the time and effort we've put into traceability get us to exactly where we are now. The difference that hopefully people are hearing is before we had a good feeling about where we were and what we do, that feeling has translated into contractual obligations that will drive the revenue of the business and the preeminence of ReposiTrak in the traceability scene that we were hoping for. It's a difference between hope and real.

Thomas Forte

Okay. I've exhausted my questions. Congrats again.

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Randy Fields

Thank you.

John Merrill

Thanks, Tom.

Operator

Thank you. There are no further questions at this time. I would like to hand the floor back over to Randy Fields for any closing comments.

Randy Fields

Really nothing to say in closing. We're heads down getting the work done. We feel very, very good about where we are. We know there's going to be issues of absorption and whatnot. It's just the way it is, but we thank all of you for the support. Thank you guys for being on the call this afternoon and we'll be talking to you soon. John, thank you. Rob, thank you.

John Merrill

Thanks, everyone. Have a great day.

Operator

This concludes today's conference call. You may disconnect your lines at this time. Thank you for your participation.

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